UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2016

Date of Report (Date of earliest event reported)

ADAIAH DISTRIBUTION INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55369	90-1020141
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Poruka iela 3 Madona LV- 4801 Latvia	4801
(Address of principal executive offices)	(Zip Code)

(775) 375-5240

Registrant's telephone number, including area code

 ______________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 28, 2016, Mr. Titov, entered into a Letter of Intent, pursuant to which he agreed to sell all of his shares in the Company (the "Shares") to two (2) unrelated third parties (the "Purchasers"). On May 30, 2016, Mr. Titov and the Purchasers entered into a definitive stock purchase agreement for the sale of the Shares to the Purchasers (the "Agreement"). Pursuant to the Agreement, the allocation of the Shares is as set forth below:

Name of Purchaser	No. of Shares	Percentage of Issued and Outstanding
Mr. Daniel Gallardo Wagner	112.8 million	80%
Agent/Consultant	3.20 million	2.27%
Total	116,000,000	82.27%

The potential new shareholders have no direct family relationships to the officers or directors of Adaiah. Mr. Daniel Gallardo Wagner is the Vice President of U.S. Operations for Angelini Trading Company which distributes 26 varieties of wine from 5 different family owned wineries, 2 different handmade Italian pasta factories, as well as the olive oil which won the 2014 award for best olive oil in the world.

Mr. Daniel Gallardo Wagner is the Vice President of U.S. Operations for Angelini Trading Company. After studying International Business at Grossmont College in San Diego, California, Mr. Wagner launched and managed the largest night club in San Diego. From California he moved to Quintana Roo, Mexico where he was involved in numerous resort and restaurant projects. Recently, Mr. Wagner secured the exclusive rights to distribute Froz'n alcoholic icepops throughout Spain, Portugal, USA and South America.

Mr. Wagner is fluent in German, Spanish and English and currently lives in Marbella, Spain, where he has successfully operated several restaurants. He has a wealth of contacts in Europe and South America within the hospitality industry, and in marketing and media.

The terms set forth in the Agreement are subject to the satisfaction of the conditions contained therein, including completion of the Purchasers' due diligence review of Adaiah. It is anticipated that upon closing of the sale of the Shares, a change of control is expected to occur with Mr. Titov appointing a designee of the Purchasers as a member of the Board of Directors and as President. Thereafter, Mr. Titov is expected to resign as a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAIAH DISTRIBUTION INC.

Date: May 30, 2016	By:	/s/ Nikolay Titov
	Name:	Nikolay Titov
	Title:	President, Chief Executive Officer, Chief Financial Officer